Exhibit 99

RICHMOND, Indiana. July 31, 2017 - West End Indiana Bancshares, Inc. (the “Company”), the Holding Company for West End Bank, S.B. (the “Bank”), announces a loss for the second quarter due to a loss on a parcel of foreclosed real estate. The Company recorded a net (loss) of ($99,000) for the quarter ended June 30, 2017 compared to net income of $533,000 for the quarter ended June 30, 2016. The decrease was primarily due to a loss on other assets related to the change in market value of a single commercial property held in foreclosed real estate held for sale and the related maintenance expenses. Changes to the 2017 quarter from the 2016 quarter included a decrease in gain on sale of loans of $393,000, and an increase in loss on other assets of $365,000, and increased other expenses of $462,000, offset, in part, by increased interest income of $178,000, and decreases in the provisions for loan losses of $91,000 and tax expense of $363,000.

Net income for the six months ended June 30, 2017 was $338,000, as compared to net income of $991,000 for the six months ended June 30, 2016. The decrease in net income resulted primarily from decreases in gain on sale of loans of $384,000, an increase in loss on other assets of $386,000, and an increase in other expenses of $599,000, offset, in part, by an increase in interest income of $321,000 and a decrease in income tax expense of $383,000. Diluted earnings per share for the six months ended June 30, 2017 was $0.33, a decrease of $0.63, or 64.6%, from $0.96 for the six months ended June 30, 2016.

For the six months ended June 30, 2017, net interest income increased $277,000, or 4.9%, to $5.9 million from $5.6 million for the six months ended June 30, 2016. The increase was primarily due to an increase in interest on loans of $318,000, offset by decreases in interest on securities of $18,000, and an increase in deposit interest expense of $63,000. For the quarter ended June 30, 2017, net interest income increased $142,000 to $3.0 million from $2.9 million for the quarter ended June 30, 2016.

The provision for loan losses was $764,000 for the six months ended June 30, 2017, compared to $767,000 for the six months ended June 30, 2016. The provision for loan losses was $406,000 for the three months ended June 30, 2017 compared to $497,000 for the three months ended June 30, 2016. These decreases to the provision were based on management’s quarterly analysis of the loan portfolio and credit quality indicators including charge off trends and qualitative factors.

Noninterest income decreased $716,000, or 63.9%, to $404,000 for the six months ended June 30, 2017, from $1.1 million for the six months ended June 30, 2016. The decrease was due in large part to the decrease in gain on sale of loans of $384,000 and an increase in loss on other assets of $386,000. The decrease in gain on sale of loans was due to the sale of SBA loans in the second quarter of 2016 that did not recur during the 2017 period. Additionally it was management’s determination that the fair market value on a single commercial property held in foreclosed real estate held for sale had decreased during the second quarter of 2017 resulting in a write down of $400,000. For the quarter ended June 30, 2017, noninterest income decreased $766,000 to a (loss) of ($9,000) from income of $757,000 for the quarter ended June 30, 2016. Consistent with the year to date results, noninterest income for the second quarter of 2017 as compared to the second quarter of 2016 decreased primarily due to a decrease in gain on sale of loans and an increase in loss other assets.

For the six months ended June 30, 2017, noninterest expense increased $599,000, or 13.4%, to $5.1 million, from $4.5 million for the six months ended June 30, 2016. The increase was due to increases in foreclosed real estate and repossession expenses of $247,000, professional fees of $122,000 and salaries and employee benefits of $111,000. Salaries and employee benefits increased due to normal cost of living and merit increases, and other benefit programs. Professional fees increased due to legal and information technology consulting fees of $94,000. Expenses related to foreclosed real estate increased due to additional expenses recorded in relation to maintenance of a commercial property held in foreclosed real estate held for sale. For the quarter ending June 30, 2017, noninterest expense increased $462,000 due to an increase in foreclosed real estate and repossession expense of $248,000, professional fees of $131,000 and salaries and employee benefits of $44,000.

The provision for income taxes was $152,000 for six months ended June 30, 2017 compared to $535,000 for six months ended June 30, 2016, reflecting a decrease in pretax income.  Our effective tax rates were 31.0% and 35.1% for the six months ended June 30, 2017 and 2016, respectively.  Due to a pre-tax net loss for the quarter ending June 30, 2017, a tax benefit of $78,000 was recorded for the 2017 quarter.  For the quarter ending June 30, 2016 a provision for income taxes of $285,000 was recorded.  Our effective tax rates were (43.9%) and 34.9% for the three months ended June 30, 2017 and 2016, respectively.

Comparison of Financial Condition at June 30, 2017 and December 31, 2016

Total assets increased $7.3 million, or 2.6%, to $294.5 million at June 30, 2017 from $287.1 million at December 31, 2016. The increase was primarily the result of an increase in net loans, cash and cash equivalents, premises and equipment, partially offset by decreases in investment securities available for sale and interest receivable.

Cash and cash equivalents increased $2.5 million, or 32.0%, to $10.1 million at June 30, 2017 from $7.6 million at December 31, 2016. Securities available for sale decreased $1.1 million, or 4.6%, to $22.6 million at June 30, 2017 from $23.7 million at December 31, 2016 with proceeds from maturities utilized to fund loan growth.

Net loans increased $3.1 million, or 1.3%, to $235.7 million at June 30, 2017 from $232.6 million at December 31, 2016. Growth in the loan portfolio was due primarily to increases in commercial and multi-family real estate loans of $8.7 million, and consumer loans of $3.6 million, offset by a decrease in one-to-four family residential loans of $2.8 million, commercial loans of $1.8 million, and construction loans of $4.8 million.

Deposits decreased $281,000, or 0.1%, to $224.6 million at June 30, 2017 from $224.9 million at December 31, 2016. Core deposits, including savings, interest bearing and non-interest bearing checking, and money market deposit accounts increased $8.3 million to $124.7 million at June 30, 2017 from $116.4 million at December 31, 2016, certificates and other time deposits decreased $8.6 million to $99.9 million from $108.5 million at June 30, 2017 and December 31, 2016 respectively. The decrease in certificates of deposit was due to $5.0 million in financial institution cd’s, and $5.1 million in short term cd’s, that were matured and withdrawn, the decrease was offset by an increase in other certificates of deposits within the local market.

Borrowings, which consisted entirely of Federal Home Loan Bank advances, increased $6.5 million, or 20.3%, to $38.5 million at June 30, 2017 from $32.0 million at December 31, 2016. These advances were used to fund loan growth.

Total stockholders’ equity increased $488,000, or 1.7%, to $28.7 million at June 30, 2017 from $28.2 million at December 31, 2016. The increase resulted primarily from net income of $338,000 during the period, stock-based compensation expense of $144,000 and increases to accumulated other comprehensive income of $66,000 offset by stock repurchases of $28,000 and dividends of $118,000.

	June 30, 2017 (Unaudited)	December 31, 2016
	(In Thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets	$294,447	$287,104
Total cash and cash equivalents	10,096	7,649

Investment in available for sale securities, at fair value	22,629	23,728
Loans held for sale	452	346
Loans, net	235,707	232,649
Bank-owned life insurance	6,871	6,783
Federal Home Loan Bank of Indianapolis, at cost	1,626	1,329
Deposits	224,617	224,898
Borrowings	38,500	32,000
Total Equity	28,690	28,202
Total Stockholders’ equity less maximum cash obligation related to ESOP shares	27,926	27,541

ASSET quality ratios:

Nonperforming loans to total loans	0.40%	0.56%
Nonperforming assets to total assets	1.13%	1.41%
Net charge-offs annualized (recoveries) to average loans outstanding	0.58%	0.77%
Allowance for loan losses to non-performing loans	248.95%	174.62%
Allowance for loan losses to total loans	1.00%	0.97%

	For the Three Months Ended June-30		For the Six Months Ended June-30
	2017	2016	2017	2016
	(In Thousands, except per share amounts)		(In Thousands, except per share amounts)
SELECTED FINANCIAL CONDITION DATA:

Interest income	$3,528	$3,350	$6,928	$6,607
Interest expense	515	479	1,003	959
	3,013	2,871	5,925	5,648
Provision for loan losses	406	497	764	767
Net interest income after provision for loan losses	2,607	2,374	5,161	4,881
Noninterest income	(9)	757	404	1,121
Noninterest expense	2,775	2,313	5,075	4,476
Income (Loss) before income tax expense	(177)	818	490	1,526
Income tax expense (benefit)	(78)	285	152	535
Net income (loss)	(99)	533	338	991

Basic earnings (loss) per share	$(0.10)	$0.52	$0.34	$0.97
Diluted earnings (loss) per share	(0.10)	0.51	0.33	0.96
Dividends per share	0.06	0.06	0.12	0.12